Exhibit 99.07

POWER OF ATTORNEY

THRC Holdings, LP, a Texas limited partnership (“THRC Holdings”), represented by THRC Management, LLC, General Partner, by Dan H. Wilks, Manager, hereby authorizes Robert B. Early to represent THRC Holdings to execute and file on THRC Holdings’ behalf all SEC forms (including any amendments thereto) that THRC Holdings may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of THRC Holdings’ position with, or direct or indirect ownership of, or transactions in securities by or on behalf of THRC Holdings. The authority of such individual under this Statement shall continue for as long as THRC Holdings is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to THRC Holdings. I hereby acknowledge that such individual is not assuming any of THRC Holdings’ responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:	August 18, 2025

THRC Holdings, LP

By: THRC Management, LLC, its General Partner

By:	/s/ Dan H. Wilks
Name: Dan H. Wilks
Title: Manager